Exhibit 10.31
Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.
Execution Version

DEVELOPMENT FUNDING AND ROYALTIES AGREEMENT

    THIS DEVELOPMENT FUNDING AND ROYALTIES AGREEMENT (this “Agreement”) is made and entered into effective as of May 4, 2019 (the “Effective Date”) by and between LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation having a place of business at 3911 Sorrento Valley Boulevard, Suite 110, San Diego, California 92121, U.S.A. (“Ligand”), and NOVAN, INC., a Delaware corporation having a place of business at 4105 Hopson Road, Morrisville, North Carolina 27560, U.S.A., and its Affiliates (“Novan”). Novan and Ligand may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Ligand is engaged in the development and commercialization of pharmaceutical products;

WHEREAS, Novan owns or otherwise controls certain intellectual property rights and regulatory filings relating to the product designated as SB206, which is the subject of clinical development for molluscum contagiosum;

WHEREAS, Ligand desires to contribute to the funding of the development of the product designated as SB206 in exchange for the right to receive future payments based on the development and commercialization of such product; and

WHEREAS, Novan would like to obtain such funding from Ligand for such development activities, and sell to Ligand the right to receive such future payments, as set forth in this Agreement below.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the Parties hereby agree as follows.

ARTICLE 1
DEFINITIONS
    The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.
        CONFIDENTIAL

1.1     “Affiliate” of a Person means any other Person that (directly or indirectly) is controlled by, controls or is under common control with such initial Person. For the purposes of this definition, the term “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the Person in question, or more than fifty percent (50%) interest in the income of the Person in question; or (b) other than through ownership of securities, possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question.
1.2    “Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by a Party of its obligations, and/or exercise of its rights, under this Agreement.
1.3    “Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof; provided that in the case of an involuntary petition, such Person has not challenged such petition within ninety (90) days thereof; (e) the appointment of a trustee, receiver, or custodian for all or substantially all of the property of such Person, or for any lesser portion of such property, if the result materially and adversely affects the ability of such Person to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days; or (f) the dissolution or liquidation of such Person.

1.4    “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.
1.5    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will end upon the expiration or termination of this Agreement.
1.6    “Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2019, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.
1.7    “Change of Control” means with respect to a Party: (a) the sale or exclusive license of all or substantially all of such Party’s assets or business relating to this Agreement to a Third Party; (b) a merger, reorganization or consolidation involving the Party and a Third Party in which the voting securities of the Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a transaction (which may include a tender offer for such Party’s stock or the issuance, sale or exchange of stock of such Party) with a Third Party or Third Parties in which the stockholders of such Party immediately prior to the transaction do not, immediately after consummation of such transaction, (i) own, directly or indirectly through one or more intermediaries, stock or other securities of such Party that possess a majority of the voting power of all of such Party’s outstanding stock and other securities or (ii) possess the power to elect a majority of the members of such Party’s board of directors.
1.8    “Claims” has the meaning set forth in Section 7.1.
1.9    “Commercially Reasonable Efforts” means, as to Novan and the Product, the level of effort, expertise, and resources required to Develop and Commercialize the Product consistent with the reasonable efforts that would be typically exerted by a biotechnology or pharmaceutical company of comparable size and capabilities as Novan in pursuing the development and commercialization of a similar product with similar product characteristics at a similar stage in its development or product life, including without limitation with respect to commercial potential, the proprietary position of the Product, the regulatory status and approval process and other relevant technical, scientific, medical or legal factors, but not taking into account any competitive product in Novan’s portfolio.

1.10    “Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, promoting, distributing, importing, and/or selling the Product.
1.11    “Confidential Information” means any and all technical, business or other information or materials that are disclosed or provided by such Party to the other Party under or in connection with this Agreement and are designated as confidential or would otherwise reasonably be understood to be confidential or proprietary in light of the nature of the information and the circumstances of the disclosure, whether disclosed or provided in oral, written, graphic, or electronic form, which may include without limitation trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, clinical, sublicensing and marketing and other Development and/or Commercialization plans, strategies, customer lists, financial data, intellectual property information, tangible or intangible proprietary information or materials or other information in whatever form. For clarity, Confidential Information of Novan shall include all reports delivered by Novan pursuant to this Agreement.
1.12    “Control” or “Controlled” means, with respect to an item, information, or an intellectual property right, that the applicable Party owns or has a license or other appropriate rights in, to, and under such item, information, or intellectual property right and has the ability to disclose and grant a license or sublicense to the other Party as provided for in this Agreement in, to, and under such item, information, or intellectual property right without violating the terms of any written agreement with any Third Party.
1.13    “Cover,” “Covered,” or “Covering” means, with respect to a Patent Right, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, offer for sale, sale or importation of the Product or components thereof would infringe a Valid Claim in such Patent Right.
1.14    “Development” means non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development.
1.15    “Development Budget” has the meaning set forth in Section 2.2.
1.16    “Development Plan” has the meaning set forth in Section 2.2.
1.17    “Disclosing Party” has the meaning set forth in Section 5.1.
1.18    “Dollars” or “US$” means the lawful currency of the United States.
1.19    “Export Control Laws” means all applicable laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the European Union or (b) the export or re-export of commodities, technologies or services or data, including without limitation the Export Administration Act of

1979, 24 U.S.C. §§ 2401-2420; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706; the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq.; the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779; and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and European Union laws and regulations (including without limitation Regulation (EC) No 428/2009, as amended), in each case as amended.
1.20    “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et. seq.), as amended.
1.21    “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.22    “Field” means the treatment of any and all indications, diseases, disorders, and/or conditions, including without limitation treatment of molluscum contagiosum in humans.
1.23    “First Commercial Sale” means, with respect to a particular product, the first commercial sale for monetary value by Novan, one or more of its Affiliates or one or more of its Licensees in an arm’s length transaction to a Third Party that is not a Licensee, including without limitation any final sale to a distributor or wholesaler under any non-conditional sale arrangement, of such Product in the Field in the Territory after Regulatory Approval of such Product has been granted in the Field in the Territory. For the avoidance of doubt, sales or transfers of a Product for clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law or requests by a Regulatory Authority), early access programs or for compassionate or similar use, shall not be considered a First Commercial Sale.
1.24    “GAAP” means generally accepted accounting principles in the United States, consistently applied.
1.25    “Governmental Authority” will mean any supranational, federal, national, multinational, regional, provincial, county, city, state, or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other political subdivision, domestic or foreign.
1.26    “Indemnitee” has the meaning set forth in Section 7.1.
1.27    “Know-How” means technical information and materials, including without limitation technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions (patentable or otherwise), practices, methods, algorithms, models, knowledge, know‑how, trade secrets, skill and experience (including without limitation all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, manufacturing processes, specifications, assays, quality control and testing procedures, regulatory submissions and related know‑how and trade secrets).

1.28    “Knowledge” means, with respect to the applicable Party, that the officers of such Party have actual, or reasonably should have, knowledge of facts that make the associated statement true or untrue.
1.29    “License” means any agreement pursuant to which Novan grants to a Third Party (a “Licensee”) a license, sublicense, option, or other right to any Novan Patents or Regulatory Filings or Regulatory Approvals relating to the Products; provided, however, that a License shall not include any agreement pursuant to which Novan or any of its Affiliates grants a license or sublicense of any of its intellectual property rights (i) solely to conduct research, (ii) solely to manufacture a Product, or (iii) otherwise to service providers solely on a non-exclusive basis in the ordinary course of Development or Commercialization of a Product (e.g., material transfer agreements, distribution agreements, and consulting agreements).
1.30    “Licensee” has the meaning set forth in the definition of License.
1.31    “Losses” has the meaning set forth in Section 7.1.
1.32    “Milestone Payment” has the meaning set forth in Section 4.2.
1.33    “NDA” means a New Drug Application filed with the FDA that is required for approval for Commercialization of a Product in the United States, or its foreign equivalent in the Territory.
1.34    “Net Sales” means, with respect to any Product, the total invoiced sales price received for such Product sold by Novan or its Affiliates or Licensees less (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], and (f) [***]. Such Product will be considered sold when paid for. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (1) the distribution of reasonable quantities of promotional samples of a Product, (2) Product provided for clinical trials or research purposes, or charitable or compassionate use purposes or (3) Product provided to any Affiliate or Licensee under an agreement in which Net Sales by such Affiliate or Licensee shall be subject to Royalties under Section 4.3. For the avoidance of doubt, any revenue from sales of Product that is booked by Novan or its Affiliates or Licensees and recorded as revenue in accordance with GAAP will be counted as Net Sales, subject to the deductions set forth above in this Section 1.34, without duplication.
1.35    “Novan Patents” means any and all patents and patent applications in the Territory that are Controlled by Novan or its Affiliates and Cover a Product or its manufacture, use, sale, export or import.
1.36    “Novan Technology” means berdazimer sodium (NVN1000).
1.37    “Patent Rights” means (a) patents and patent applications, and any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part of any of the foregoing, and any foreign counterparts thereof, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re‑examinations, supplemental protection certificates, substitutions or extensions thereof, and any foreign counterparts thereof.

1.38    “Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, Governmental Authority or any other legal entity, including without limitation public bodies, whether acting in an individual, fiduciary or other capacity.
1.39    “Prior CDA” means the Mutual Nondisclosure Agreement between the Parties, effective as of January 21, 2019.
1.40    “Product” means (a) SB206 and/or (b) any other pharmaceutical product that incorporates and/or uses the Novan Technology to the extent that such product is Commercialized by Novan and/or its Affiliates or Licensees for the treatment of molluscum contagiosum in humans.
1.41    “Public Official or Entity” means (a) any officer, employee (including without limitation physicians, hospital administrators or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including without limitation any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.
1.42    “Purchase Price” has the meaning set forth in Section 4.1.
1.43    “Receiving Party” has the meaning set forth in Section 5.1.
1.44    “Regulatory Approval” means approval of an NDA by the FDA for the applicable Product in the United States, or approval by the applicable Regulatory Authority of a regulatory approval application that is equivalent to an NDA in a country in the Territory other than the United States, and any approvals, licenses, registrations, or authorizations necessary for the manufacture, marketing, and sale of Product in such country and, where relevant, including without limitation any reimbursement or pricing approvals. For the sake of clarity, except as otherwise expressly provided herein, “Regulatory Approval” will not be achieved for a Product in a country or, where applicable, a multinational jurisdiction until any applicable approvals relating to pricing and reimbursement from the relevant Regulatory Authorities have been obtained in such country or such jurisdiction.
1.45    “Regulatory Authority” means any national or supranational Governmental Authority, including without limitation FDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the development, marketing, and sale of a Product in any country.
1.46    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under Applicable Law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from Commercializing such Product in such country or jurisdiction, other than a Patent Right, including without limitation orphan drug exclusivity, pediatric exclusivity, rights conferred in the

U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.
1.47    “Regulatory Filings” means any and all regulatory applications, filings, modifications, amendments, supplements, revisions, reports, submissions, authorizations, and Regulatory Approvals, and associated correspondence required to Develop and Commercialize Products in the Territory, including without limitation any reports or amendments necessary to maintain Regulatory Approvals.
1.48    “Royalties” has the meaning set forth in Section 4.3.1.
1.49    “Royalty Term” has the meaning set forth in Section 4.3.2.
1.50    “SEC” has the meaning set forth in Section 3.3.2.
1.51    “SB206” means the composition described in Investigational New Drug application #137015 in section 3.2.P.2.1, as may be amended from time to time.
1.52    “Securities Act” means the Securities Act of 1933, as amended.
1.53    “Term” has the meaning set forth in Section 6.1.
1.54    “Territory” means the United States, Canada and Mexico and all of their respective territories and possessions.
1.55    “Third Party” means any Person other than Novan, Ligand, and their respective Affiliates.
1.56    “United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.57    “Valid Claim” means either (a) a claim of an issued and unexpired patent or a supplementary protection certificate within the Novan Patents that has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application within the Novan Patents that has not been abandoned, finally rejected, or expired without the possibility of appeal or refiling.
ARTICLE 2

NOVAN RESPONSIBILITIES; LICENSING; REPORTING
2.1    Responsibilities. Novan will have the sole right, as between the Parties, to Develop and Commercialize Products in the Field, including without limitation determining the marketing and regulatory strategies for seeking (if and when appropriate) Regulatory Approvals and Regulatory Exclusivity in the Territory for Products in the Field, filing for such Regulatory

Approvals and Regulatory Exclusivity for Products in the Field in the Territory, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products in the Field in the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products in the Field. As between the Parties, Novan will be responsible for all costs and expenses incurred by Novan in connection with the foregoing activities, except for the Purchase Price paid by Ligand pursuant to Section 4.1. If an Affiliate and/or a Licensee meets or fulfills any or all of the obligations of Novan under this Agreement, and/or observes any of the terms or conditions hereof, then Novan will be deemed to have met or fulfilled such obligations or observed such terms or conditions, as the case may be.
2.2    Development Plan and Development Budget. Novan will conduct the activities set forth in the Development plan set forth on Appendix A (the “Development Plan”) in accordance with the Development budget set forth on Appendix B (the “Development Budget”). Novan may update or modify in good faith the Development Plan and the Development Budget from time to time in its sole discretion without Ligand’s consent; provided that Novan must obtain Ligand’s consent (not to be unreasonably withheld, delayed or conditioned) with respect to any updates or modifications that are not made to implement reasonable and customary modifications in Development activities, or that could reasonably materially adversely affect Ligand’s ability to receive Milestone Payments and Royalties under this Agreement. Novan will use the Purchase Price paid by Ligand pursuant to Section 4.1 solely to fund activities in accordance with the Development Plan and the Development Budget, including for the purpose of seeking Regulatory Approval of the Products in the Field, each of which may be modified from time to time in accordance with this Section 2.2. Without limiting any other remedies available, if all Development of Products in the Field in the Territory is ceased prior to the first Regulatory Approval of Products in the Territory, Novan will pay to Ligand an amount equal to the Purchase Price less the amounts spent in accordance with the Development Budget on Development activities conducted prior to such cessation.
2.3        Diligence. Novan will use Commercially Reasonable Efforts to carry out its responsibilities under this Agreement. During the Term, Novan will use Commercially Reasonable Efforts to (i) Develop and Commercialize at least one (1) Product in the Field in the Territory, (ii) initiate a Phase 3 trial with respect to at least one (1) Product by [***] and (iii) file an NDA with respect to at least one (1) Product by [***]. Without limiting the foregoing, Novan will use Commercially Reasonable Efforts to perform all of the activities set forth in the Development Plan in accordance with the timelines set forth therein.
2.4    Licensing.
2.4.1    Right to License. Novan will retain the right to perform its activities under this Agreement through Licensees, subject to this Section 2.4. Novan will remain responsible for the performance of Licensees as set forth in this Agreement, including without limitation with respect to all payments due hereunder. Novan will provide Ligand with notice of the entering into of each License promptly after execution of such License. In addition, Novan will provide a copy of any such License to Ligand after execution of such License. Ligand will treat Licenses as Confidential Information of Novan, subject to the terms of Article 5.
2.4.2     Terms. Each License granted by Novan pursuant to Section 2.4.1 will contain terms and conditions consistent in all material respects with Novan’s obligations in this Agreement. Without limiting the foregoing, agreements with any Licensee that include the right to Commercialize any Product will contain provisions consistent with the following: (a) the requirements set forth in Sections 4.4, 4.5, and 8.2.19, and (b) a requirement that such Licensee comply with the confidentiality and non-use provisions of Article 5 with respect to both Parties’ Confidential Information.
2.4.3    Subcontracting. Novan may utilize the services of Third Parties, including without limitation Third Party contract research organizations, contract manufacturing organizations, suppliers, partners and service providers to perform its Development and Commercialization activities; provided that Novan will remain at all times fully responsible for its respective responsibilities under this Agreement. Any agreement with a Third Party to perform Novan’s responsibilities under this Agreement will include confidentiality and non-use provisions which are no less stringent than those set forth in Article 5.

ARTICLE 3
REGULATORY AND PATENT MATTERS
3.1    Regulatory Filings. As between the Parties, Novan will solely own and control any and all Regulatory Approvals and any and all other Regulatory Filings submitted in connection with seeking and maintaining Regulatory Approvals for Products in the Field in the Territory.
3.2    Regulatory Communications. Novan will be the sole contact, as between the Parties, with the applicable Regulatory Authorities and will be solely responsible, using Commercially Reasonable Efforts, for all communications with such Regulatory Authorities that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to Products in the Field in the Territory. If Ligand is required to respond to any requests from or by any and all Regulatory Authorities with respect to any Product, Novan will have an opportunity to comment on the response to the extent such response may materially impact a Product before Ligand submits such response and Ligand will provide a copy of the final response to Novan.
3.3    Reports.
3.3.1    Within [***] after the end of each Calendar Quarter during the Term, Novan will deliver to Ligand a report containing information regarding its Development and Commercialization activities conducted by or on behalf of Novan and its Affiliates and Licensees during such Calendar Quarter. Without limiting the foregoing, such report shall include a description of all material activities in connection with any Regulatory Approvals and Regulatory Exclusivity for Products in the Field in the Territory, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Products in the Field in the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products in the Field. In addition, such reports shall contain a description of Novan’s performance against the activities and timelines set forth in the Development Plan and costs and expenses incurred against the Development Budget.
3.3.2    If at any time Novan is no longer required to publicly disclose audited financial reports with U.S. Securities and Exchange Commission (“SEC”), Novan will furnish to Ligand, within [***] after the last day of each quarter, financial statements, which shall include a balance sheet as of the last date of the applicable quarter and a statement of income and operating expenses with respect to such quarter.
3.3.3    Novan will provide Ligand with prompt written notice at such time as (a) Novan becomes insolvent as defined in Applicable Law, including without limitation interpretations in applicable case law; (b) Novan’s liabilities (which, for clarity, shall not be deemed to include warrants and preferred stock issued by Novan) exceed its assets; (c) Novan is unable to pay its debts as they become due; (d) there is an occurrence of a default by Novan with respect to any of its debt or payment obligations or any agreement having a materially adverse effect on this Agreement or the Development of Products; (e) Novan suspends, closes, or otherwise ceases to operate a portion of its business having a material adverse effect on Novan’s ability to comply with its obligations and/or Ligand’s ability to receive payments under this Agreement; or (f) any corporate or other action is taken by Novan for the purpose of effecting any of the foregoing. In addition, if at any time Novan is no longer required to publicly disclose audited financial reports with the SEC, within [***] of a written request of Ligand (such request not to be made more than four times during any Calendar Year), Novan will provide Ligand with its most recent audited financial reports. Ligand will treat all notices and financial reports (and the information contained therein) as Confidential Information of Novan, subject to the terms of Article 5.
3.3.4    It is the intention of the Parties that the sale, transfer, assignment and conveyance of the Royalties contemplated by this Agreement constitute a sale of the Royalties from Novan to Ligand and not a financing transaction, borrowing or loan. In connection therewith, Novan shall treat the sale, transfer, assignment and conveyance of the Royalties as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the Uniform Commercial Code in the applicable jurisdiction (“UCC”), and Novan hereby authorizes Ligand to file financing statements (and continuation statements with respect to such financing statements when applicable) naming Novan as the debtor and Ligand as the secured party in respect of the Royalties. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Ligand in the event that, despite the intent of the Parties, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, Novan does hereby grant to Ligand, as security for the obligations of Novan hereunder, a first priority security interest in and to all right, title and interest of Novan, in, to and under the Royalties and any “proceeds” (as such term is defined in the UCC) thereof, and Novan does hereby authorize Ligand, from and after the Effective Date, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interest. Prior to filing any financing statement, Ligand shall provide a copy of such financing statement to Novan to review and provide comments on such financing statement, and shall in good faith take such comments into account.
3.4    Patent Matters.
3.4.1    As between the Parties, Novan will have the sole responsibility, at its expense, for the preparation, filing, prosecution, and maintenance of the Novan Patents, including without limitation any patent term extensions. Novan will provide copies to Ligand of any and all correspondence with the PTO relating to the Novan Patents that are owned by Novan. During the Term, Novan will maintain the Novan Patents owned by Novan comprising issued patents, and with respect to the Novan Patents controlled but not owned by Novan, will maintain such Novan Patents to the extent Novan has the right and obligation to do so, in each case in a manner that would not result in a material adverse effect on the Royalties. In no event will Novan permit any of the Novan Patents to be abandoned in any country in the Territory in any manner that could reasonably have a material adverse effect on Ligand’s ability to receive the Royalties. Novan will provide Ligand with notice of any decision to abandon any of the Novan Patents at least [***] prior to any abandonment thereof.
3.4.2    In the event that either Party has cause to believe that a Third Party may be infringing or misappropriating any of the Novan Patents in the Field in the Territory, it will promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement or misappropriation complained of and furnishing the information upon which such determination is based. As between the Parties, Novan will have the sole right to stop such infringement or misappropriation of the Novan Patents by such Third Party in the Field in the Territory or settle with such Third Party. Upon reasonable request by Ligand, Novan will give Ligand all reasonable information with respect to any such enforcement action or settlement. As between the Parties, Novan will bear all costs and expenses (including without limitation any costs or expenses incurred that exceed the amounts recovered by Novan) in pursuing any such enforcement action or settlement and will be responsible for payments awarded against or agreed to be paid by Novan. After deducting any amounts recovered by Novan, its Affiliates and Licensees in connection with the foregoing, whether by settlement or judgment, to reimburse Novan, its Affiliates and Licensees for their respective reasonable costs and expenses in making such recovery, Novan will retain any remainder; provided that, solely for purposes of Section 4.3, to the extent such remaining amount constitutes lost profits and/or recovery resulting from sales by a Third Party of a Product in the Territory that infringes a Valid Claim, such remaining amount will be deemed to be Net Sales in the Calendar Quarter in which such amounts were received by or paid, and thereby will be subject to the Royalties payments contemplated in Section 4.3.

3.4.3    Novan will promptly inform Ligand in writing of any actual, threatened, or alleged infringement or misappropriation, based on the making, using, selling, or offering for sale of Products in the Field in the Territory, of a Third Party’s intellectual property rights of which it becomes aware.
ARTICLE 4

PAYMENTS
4.1    Purchase Price. In consideration for the rights transferred or granted under this Agreement to Ligand, including without limitation the sale of the Royalties, Ligand will pay Novan a one-time payment of Twelve Million Dollars ($12,000,000) (the “Purchase Price”) within [***] after the Effective Date to an account designated in writing by Novan.
4.2    Milestone Payments. In partial consideration for the Purchase Price paid to Novan under Section 4.1, Novan will pay Ligand each milestone payment set forth in the table in this Section 4.2 below (each, a “Milestone Payment”) after the first achievement of the corresponding milestone event set forth in the table in this Section 4.2 below (each, a “Milestone Event”) for a Product. All such payments are non-refundable and non-creditable. For the avoidance of doubt, each of the Milestone Payments shall be payable no more than one time. Novan will notify Ligand of any achievement of a Milestone Event within [***] after Novan achieves such Milestone Event or otherwise obtains information from its Affiliates and Licensees which establish such achievement. Ligand may submit an invoice to Novan for each Milestone Payment at any time after the corresponding Milestone Event is achieved. Novan will pay any Milestone Payments payable under this Section 4.2 within [***] after the date of Novan’s required notice under this Section 4.2.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.3    Royalty Payments.
4.3.1    Royalties on Products. In partial consideration for the Purchase Price paid to Novan under Section 4.1, Novan hereby sells to Ligand all of its right, title, and interest in and to royalties on annual aggregate Net Sales of Products in the Field in the Territory in each Calendar Year during the Royalty Term, in an amount calculated by multiplying the applicable royalty rate in the table below by the corresponding amount of incremental Net Sales of Products in the Field in the Territory (“Royalties”). Novan shall have no right, title, or interest in the Royalties and Novan shall remit all Royalties to Ligand in accordance with Section 4.4. Ligand’s ownership interest in the Royalties shall vest upon Novan’s receipt of payment of the Purchase Price pursuant to Section 4.1. Ligand is acquiring no rights other than those expressly assigned herein. For the avoidance of doubt, Ligand is acquiring no rights under any intellectual property of Novan, including any Novan Patents.

Net Sales Tier	Royalty Rate
For that portion of annual aggregate Net Sales of Products in the Field in the Territory in a Calendar Year that are less than [***]	[***]
For that portion of annual aggregate Net Sales of Products in the Field in the Territory in a Calendar Year that are greater than or equal to [***] but less than [***]	[***]

For that portion of annual aggregate Net Sales of Products in the Field in the Territory in a Calendar Year that are greater than or equal to [***] but less than [***]	[***]
For that portion of annual aggregate Net Sales of Products in the Field in the Territory in a Calendar Year that are greater than or equal to [***]	[***]

4.3.2    Royalty Term. Royalties will be remitted under this Section 4.3, on a country-by-country basis, commencing on First Commercial Sale of the first Product in such country until the last to occur of: (i) [***]; (ii) [***]; and (iii) the [***] of the First Commercial Sale of such first Product in such country (the “Royalty Term”).
4.4    Royalty Reports and Payments. During the Term following the First Commercial Sale of any Product, within [***] after the end of each of the first three (3) Calendar Quarters of each Calendar Year and within [***] after the end of the last Calendar Quarter of each Calendar Year, Novan will pay to Ligand Royalties due for such Calendar Quarter calculated in accordance with Section 4.3 and will deliver to Ligand a Royalties report showing, on a country-by-country basis for the Territory, the information set forth in this Section 4.4 below:
4.4.1    the gross amount invoiced for and the amounts received and the Net Sales resulting from sales of Products sold by Novan, its Affiliates or Licensees during such Calendar Quarter, including without limitation the specific deductions applied in the calculation of such Net Sales amounts, and any amounts required to be included in Net Sales pursuant to Section 3.4.2;
4.4.2    the Royalties (in Dollars) that have accrued in such Calendar Quarter with respect to such Net Sales;

4.4.3    withholding taxes, if any, required by Applicable Law to be deducted with respect to such Royalties; and
4.4.4    the rate of exchange used by Novan in determining the amount of Dollars due hereunder.
If no Royalties are due for any Calendar Quarter hereunder, Novan will so report. Novan will keep, and will require in its Licenses, and use good faith efforts to enforce such requirements, its Licensees and their respective Affiliates to keep (all in accordance with GAAP), complete and accurate records in sufficient detail to properly reflect the Net Sales to enable the Royalties due hereunder to be determined for a period of at least three (3) Calendar Years.
In addition, Novan will deliver to Ligand no later than [***] following the end of each Calendar Quarter a preliminary statement setting forth the actual Net Sales for the first two (2) months of such Calendar Quarter and estimated Net Sales for the third (3rd) month of such Calendar Quarter, the calculation of Royalties or Net Sales due on a country-by-country basis in the Territory (based on such actual and estimated Net Sales) and, if applicable, the exchange rate to be utilized by Novan to convert a local currency payment to Dollars.
4.5    Audits of Royalty Reports. Upon the written request of Ligand and not more than [***] in any twelve (12) month period, Novan will permit an independent certified public accounting firm selected by Ligand and reasonably acceptable to Novan, at Ligand’s expense, to have access during normal business hours to such records of Novan as may be necessary to verify the accuracy of the payment reports made and the amounts owed to Ligand under this Agreement for any Calendar Year period ending not more than [***] prior to the date of such request. Such rights with respect to any Calendar Year will terminate [***] after the end of any such Calendar Year. Ligand will provide Novan with a copy of such accounting firm’s written report within thirty (30) days after completion of such report. If such accounting firm concludes that an overpayment or underpayment was made, then the owing Party will pay the amount due within thirty (30) days after the date Ligand delivers to Novan such accounting firm’s written report so concluding, and any accrued interest as determined in accordance with Section 4.9 from the date such overpayment was paid or such underpayment was originally due, as applicable, until payment thereof. Ligand will bear the full cost of such audit unless such audit discloses that the additional payment payable by Novan for the audited period is more than five percent (5%) of the amount of the payments due for that audited period or Ten Thousand Dollars, whichever is greater, in which case Novan will pay the reasonable documented fees and expenses charged by the accounting firm. If the Parties dispute any such accounting firm’s conclusion, they will resolve such issue pursuant to Article 10. Ligand will treat all information subject to review under Section 4.5 in accordance with the confidentiality provisions of this Agreement.
4.6    Currency of Payments. All payments under this Agreement will be made in Dollars by wire transfer of immediately available funds into an account designated by the Party receiving the funds. Net Sales outside of the U.S. will be first determined in the currency in which they are earned and will then be converted into an amount in Dollars using Novan’s customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period.
4.7    Blocked Currency. In each country in the Territory where the local currency is blocked and cannot be removed from the country, at the election of Ligand, Royalties accrued on Net Sales in such country will be paid to Ligand in local currency by deposit in a local bank in such country designated by Ligand.
4.8    Taxes. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of Royalties, Milestone Payments, and other payments made by Novan to Ligand under this Agreement. To the extent Novan is required under the Internal Revenue Code of 1986, as amended (the “Code”), or any other tax laws to deduct and withhold taxes on any payment to Ligand, Novan will deduct from such royalty or other payment the tax amount to be withheld, and Novan will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Ligand an official tax certificate or other evidence of such withholding sufficient to enable Ligand to claim such payment of taxes. Upon Novan’s reasonable request, Ligand will provide Novan any tax forms that may be reasonably necessary in order for Novan to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under the Code or any other tax laws, including without limitation any applicable bilateral income tax treaty. Novan will give reasonable support so that any withholding tax or value added tax may be minimized or avoided to the extent permitted under the Applicable Laws and treaties. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Novan will require its Licensees to cooperate with Ligand in a manner consistent with this Section 4.8.
4.9    Interest Due. Novan will pay Ligand interest on any payments that are not paid on or before the date such payments are due under this Agreement at a monthly interest rate equal to the U.S. prime interest rate, as reported by The Wall Street Journal (New York edition) for the first Business Day of the month in which such payment was due plus one percentage point (1 ppt), or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

ARTICLE 5
NONDISCLOSURE OF CONFIDENTIAL INFORMATION
5.1    Nondisclosure. Each Party agrees that, during the Term and for a period of [***] thereafter (or, for any trade secret, for so long as the Disclosing Party maintains such trade secret as a trade secret), a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in this Article 5, and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement. The Parties agree that any Confidential Information (within the meaning of the Prior CDA) disclosed by the Parties or their Affiliates pursuant to the Prior CDA will be Confidential Information within the meaning of, and will be subject to, this Article 5. The Agreement shall be deemed Confidential Information of both Parties.
5.2    Exceptions. The obligations under Section 5.1 will not apply with respect to any portion of Confidential Information of a Disclosing Party that the Receiving Party can show by competent evidence:
5.2.1    at the time of disclosure to Receiving Party is in the public domain;
5.2.2    after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the Receiving Party or anyone to whom the Receiving Party disclosed Confidential Information;
5.2.3    was (a) in the Receiving Party’s possession at the time of disclosure without any obligation to keep it confidential or any restriction on its use or (b) subsequently and independently developed by the Receiving Party’s employees who had no knowledge of and who did not use, rely on or refer to any of Disclosing Party’s Confidential Information, in each case as shown by Receiving Party’s records; or
5.2.4    is received by the Receiving Party from a Third Party who has the lawful right to disclose such Confidential Information and who has not obtained such Confidential Information either directly or indirectly from the Disclosing Party.
5.3    Authorized Disclosure. To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:
5.3.1    prosecuting or defending litigation;
5.3.2    subject to Sections 5.4 and 5.5, required by Applicable Laws (including without limitation the rules and regulations of the SEC or any national securities exchange) and with judicial process; and
5.3.3    to Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis; to potential or actual collaborators (including without limitation actual and potential Licensees), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; to potential or actual investment bankers, investors, lenders, acquirers, merger partners or other potential financial partners, and their attorneys and agents, who prior to disclosure must be bound by written or professional obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; or employees, independent contractors (including without limitation contract research organizations, contract manufacturing organizations, consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.3 to treat such Confidential Information as required under this Article 5.
If and whenever any Confidential Information is disclosed in accordance with this Section 5.3, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement). Where reasonably possible and subject to Sections 5.4 and 5.5, the Receiving Party will notify the Disclosing Party in writing of the Receiving Party’s intent to make such disclosure pursuant to Sections 5.3.1–5.3.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action appropriate to protect the confidentiality of the information while still permitting such disclosure, and the Receiving Party will cooperate with the Disclosing Party in such efforts.
5.4    Required Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required pursuant to interrogatories, judicial requests for information or documents, subpoena, civil investigative demand issued by a court or Governmental Authority or as otherwise required by Applicable Law; provided, however, that the Receiving Party will notify the Disclosing Party promptly in writing upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek a protective order or confidential treatment for such disclosure; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.
5.5    Securities Filings. In the event a Party proposes to file with the SEC or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act, the Securities Exchange Act, of 1934, as amended, or any other applicable securities laws, such Party will notify the other Party in writing of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including without limitation any appendices to this Agreement, will consider in good faith the other Party’s comments and will use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests, no later than two (2) days prior to such filing, be kept confidential, and will only disclose Confidential Information that it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 5.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party (including pursuant to Section 5.6).
5.6    Disclosure of Agreement. Except for a press release and a Current Report on Form 8-K previously approved in form and substance by Ligand and Novan or any other public announcement using substantially the same text as such press release or Form 8-K, or as otherwise permitted under Section 5.3.3 or Section 5.5, neither Party may issue any press release or make any other public statement or other disclosure disclosing to any Third Party any information relating to this Agreement or its terms or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned; provided that either Party shall be entitled to respond to analysts’ and investors’ questions in the ordinary course and in a manner substantially consistent with any previous disclosure made in accordance with this Section 5.6.
ARTICLE 6
TERM AND TERMINATION
6.1    Term and Expiration. The term of this Agreement will commence on the Effective Date and will continue for as long as payments are due and payable under this Agreement or until such date as this Agreement is sooner terminated in accordance with Section 6.2, 6.3 or 6.4 or by mutual written consent of the Parties (the “Term”).
6.2        Termination by Ligand. Ligand may terminate this Agreement for any or no reason upon ninety (90) days prior written notice to Novan.
6.3    Termination for Material Breach.
6.3.1    If Ligand believes that Novan is in material breach of this Agreement, then Ligand may deliver notice of such breach to Novan. In such notice Ligand will identify with specificity the alleged breach and the actions or conduct that it wishes Novan to take for an acceptable and prompt cure of such breach; provided that such identified actions will not be binding upon Novan with respect to the actions that it may need to take to cure such breach. Novan will have sixty (60) days to cure such breach. If Novan fails to cure such breach within such cure period, Ligand may, subject to Section 6.3.2, terminate this Agreement immediately by providing Novan a written notice at the end of such cure period. Notwithstanding the foregoing, if Novan fails to cure such breach within such cure period, but within such cure period Novan is using good faith efforts to cure such breach, then Ligand may not terminate this Agreement for so long as Novan is using good faith efforts to cure such breach.
6.3.2    Notwithstanding the foregoing, if Novan disputes in good faith the existence or materiality of such breach and provides notice to Ligand of such dispute within such cure period, Ligand will not have the right to terminate this Agreement in accordance with this Section 6.3 unless and until it has been determined in accordance with Article 10 that this Agreement was materially breached by Novan and Novan failed to cure such breach within the applicable cure period. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
6.4    Termination for Insolvency. To the extent permitted under Applicable Law, Ligand may terminate this Agreement upon written notice to Novan on or after the occurrence of any Bankruptcy Event relating to Novan.
6.5    Effect of Expiration or Termination of Agreement. Expiration or termination of this Agreement for any reason will not (a) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination, (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that will survive expiration or termination. Without limiting the foregoing, upon expiration or termination of this Agreement, the rights and obligations of the Parties under this Section 6.5 and Articles 1, 4, 5 (for the term set forth in Section 5.1), 7, 9, 10, and 11 will survive such expiration or termination. Without limiting any other remedies available, if this Agreement is terminated by Ligand pursuant to (x) Section 6.3 for a material breach of Section 2.3 or (y) Section 6.4, then within thirty (30) days following the effective date of such termination, Novan shall pay to Ligand an amount equal to the Purchase Price less any payments made by Novan under this Agreement as of the effective date of termination. Upon expiration of this Agreement or early termination of this Agreement, Ligand will have the right to retain all amounts previously paid to Ligand by Novan.
ARTICLE 7

INDEMNITY
7.1    Novan Indemnity Obligations. Novan will defend Ligand, its Affiliates, and their respective directors, officers, employees, contractors and agents (collectively, the “Indemnitees”), and will indemnify and hold harmless the Indemnitees, from and against any liabilities, losses, costs, damages, fees, or expenses incurred by such Indemnitees, and reasonable attorney’s fees and other legal expenses with respect thereto, (“Losses”) arising out of any allegation, claim, action, lawsuit, or other proceeding (“Claims”) brought against any Indemnitee to the extent directly resulting from or relating to: (a) any breach by Novan of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, (b) research, Development, manufacturing, Commercialization, transfer, importation or exportation, labeling, handling or storage, or use of or other exploitation of any Product by or on behalf of Novan, its Affiliates, Licensees, distributors, or contractors, including without limitation Claims brought following the Effective Date based on product liability, bodily injury, risk of bodily injury, death, or property damage, (c) any allegations of infringement or misappropriation of the intellectual property of any Third Party with respect to any Product or the Novan Patents, (d) the gross negligence or willful misconduct of Novan, its Affiliates and/or Licensees, or (e) any violation of Applicable Law by Novan, its Affiliates, or Licensees; except in any such case to the extent such Losses and Claims directly result from: (i) the gross negligence or willful misconduct of Ligand or an Indemnitee, (ii) any breach by Ligand of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (iii) any violation of Applicable Law by Ligand or an Indemnitee.
7.2    Procedure. If any Indemnitee intends to claim indemnification under this Article 7, the Indemnitee will promptly notify Novan in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and Novan will assume the defense thereof with counsel selected by Novan and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by Novan would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. Novan will have the right to control the defense of, and settle, dispose of or compromise any Claims for which it is providing indemnification under this Article 7; provided that the prior written consent of the Indemnitee (which will not be unreasonably withheld, delayed, or conditioned) will be required in the event any such settlement, disposition or compromise would adversely affect the interests of the Indemnitee. The failure to deliver notice to Novan within a reasonable time after the commencement of any such action, to the extent prejudicial to Novan’s ability to defend such action, will relieve Novan of any liability to the Indemnitee under this Article 7, but the omission to so deliver notice to Novan will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 7. The Indemnitee under this Article 7, its employees, and its agents, will cooperate with Novan and its legal representatives in the investigation of any Claim covered by this indemnification.

ARTICLE 8
REPRESENTATIONS, WARRANTIES, AND COVENANTS
8.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:
8.1.1    it has the full right and corporate power and authority to enter into and perform this Agreement;
8.1.2    it has full legal power to extend the rights transferred or granted to the other under this Agreement;
8.1.3    it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement; and
8.1.4    it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement.
8.2    Further Representations and Warranties, and Covenants, of Novan. Novan represents and warrants as of the Effective Date, and, as applicable, Novan covenants, that:

8.2.1    it has enforceable written agreements with all of its employees, consultants, or independent contractors who receive Confidential Information under this Agreement obligating them to keep such information confidential and to use such information only as permitted in this Agreement, and assigning to Novan ownership of all intellectual property rights created in the course of their employment or performance of consulting or contracting services;
8.2.2    as of the Effective Date, it has the full right to transfer and grant the rights to receive payments transferred and granted to Ligand under this Agreement, and is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it in any way from transferring or granting to Ligand the rights as set forth in this Agreement;
8.2.3    it has not granted as of the Effective Date any right, option, license or interest in or to any Novan Patents or Regulatory Filings that is in conflict with the rights granted to Ligand under this Agreement and Novan will not do any of the foregoing during the Term; it has not granted, or permitted to be attached, any lien, security interest, or other encumbrance with respect to Novan Patents or Regulatory Filings;
8.2.4    Novan will not create, incur, assume or suffer to exist any lien, security interest, or other encumbrance on the Novan Patents or Regulatory Filings, except to the extent that such lien, security interest, or encumbrance does not have an adverse effect on the interest of Ligand under this Agreement, including without limitation the right to receive payments and related information under this Agreement;
8.2.5    Novan will not assign, transfer, convey, or otherwise encumber its right, title, and interest in Novan Patents or Regulatory Filings in a manner that conflicts with any rights transferred or granted to Ligand hereunder, including without limitation by assigning, transferring, or conveying its right, title, and interest in Novan Patents or Regulatory Filings to any Person to which this Agreement (including, for clarity, the obligation to pay to Ligand the Milestone Payments and Royalties) is not contemporaneously assigned, transferred, and conveyed; provided that this Section 8.2.5 will not restrict Novan’s right to perform its activities under this Agreement through Licensees in accordance with Section 2.4 or to enter into any lending arrangements that are secured by any Novan Patents, Regulatory Filings or other assets of Novan, or product revenue monetization arrangements similar to this Agreement, provided that in each case the Milestone Payments and Royalties remain free and clear of any lien, security interest, or other encumbrance, and continue to be payable to Ligand in accordance with Article 4;
8.2.6    Novan has no Knowledge of any infringement or misappropriation by any Third Party of any of the Novan Patents or Regulatory Filings as of the Effective Date;
8.2.7    to Novan’s Knowledge, Novan Controls, and is unaware of any facts that have lead Novan to suspect that it does not Control, Novan Patents existing as of the Effective Date;

8.2.8    Novan has not utilized and will not utilize, in conducting Development, manufacture, or Commercialization of Products, any Person that at such time, to Novan’s Knowledge, is debarred by FDA or other Regulatory Authority;
8.2.9     Novan has obtained, and during the Term will maintain, all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;
8.2.10     All of Novan’s activities relating to its use of Novan Patents and Regulatory Filings, and the research, Development and Commercialization of Products pursuant to this Agreement have complied and will comply in all material respects with all Applicable Laws;
8.2.11    Novan has not incurred, will not incur and does not presently intend to incur, debts, liabilities, or other obligations beyond its ability to pay such debts, liabilities, or other obligations as they become absolute and matured. Novan is not subject to any Bankruptcy Event, and no action has been taken or is intended by Novan or, to its Knowledge, any other Person, to make Novan subject to a Bankruptcy Event;
8.2.12    Novan has no indebtedness for borrowed money of Novan. The fair salable value of Novan’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities. After giving effect to the transactions described in this Agreement, Novan (a) is not left with unreasonably small capital in relation to its business as presently conducted and (b) is able to pay its debts (including trade debts) as they mature.
8.2.13    Novan shall provide Ligand with written notice as promptly as possible (but in no event more than [***]) after acquiring Knowledge of the occurrence of a Bankruptcy Event in respect of Novan;
8.2.14    the claims and rights of Ligand created by this Agreement to receive the Milestone Payments and Royalties are not and shall not be subordinated to any creditor of Novan or any other Person (other than as a result of Ligand’s own election);
8.2.15    Novan and, to its Knowledge, its Affiliates and Licensees and their respective employees and contractors have not, and Novan and its Affiliates will not, and will use good faith efforts to cause its Licensees and their respective employees and contractors to not, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including without limitation Ligand or Novan. Without any limitation to the foregoing, Novan and its Affiliates and Licensees and their respective employees and contractors have not, and Novan and its Affiliates will not, and will use good faith efforts to cause its Licensees and their respective employees and contractors to not, directly or indirectly promise, offer, or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other Person;
8.2.16    Novan is aware of all applicable anti-corruption and anti-bribery laws, including without limitation the FCPA, and all applicable anti-corruption laws in effect in the countries in which Novan conducts or will conduct business. Novan and its Affiliates will not, and Novan will use good faith efforts to cause its Licensees and their respective employees and contractors to not, cause any Indemnitees to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;
8.2.17    Novan and its Affiliates will fully cooperate and will use good faith efforts to cause its Licensees and their respective employees, contractors, and subcontractors to cooperate fully with Ligand in ensuring compliance with the FCPA, Export Control Laws, and all other Applicable Laws. During the Term, Novan will provide Ligand with such due diligence information relating to compliance with the FCPA, Export Control Laws, and other Applicable Laws by Novan and its Affiliates, subcontractors, and Licensees and their respective principals, directors, officers, employees, representatives, and contractors, as Ligand may reasonably request;
8.2.18    Novan will immediately notify Ligand if Novan has any information or reasonable belief that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Law in connection with the performance of this Agreement or the sale of Products in the Territory; and
8.2.19    Neither Novan nor its Affiliates or Licensees will directly or indirectly sell any Product to any Person outside of the Territory that Novan knows is going to market, distribute, or sell such Product, directly or indirectly, in the Territory. Novan will ensure that reasonable safeguards are put in place so that all Products that are sold by Novan, its Affiliates or its Licensees outside of the Territory will not subsequently be imported into or sold in the Territory.
ARTICLE 9
DISCLAIMER; LIMITATION OF LIABILITY
9.1    DISCLAIMER. EXCEPT AS PROVIDED UNDER ARTICLE 8, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
9.2    LIMITATION OF LIABILITY.
9.2.1    NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL,

CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, OR MULTIPLE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR FOR LOST PROFITS OR LOSS OF USE ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
9.2.2    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SECTION 9.2.1 WILL NOT LIMIT OR RESTRICT (A) DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5, (B) THE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 7, OR (C) THE OBLIGATIONS TO PAY MILESTONE PAYMENTS AND ROYALTIES UNDER SECTIONS 4.2 AND 4.3.
9.3    No Assumed Obligations. Notwithstanding any provision in this Agreement, Ligand is not assuming any liability or obligation of Novan or any of Novan’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of Novan or its Affiliates, as the case may be.

ARTICLE 10
DISPUTE RESOLUTION
10.1    Resolution by Senior Executives. The Parties will seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement. Any dispute between the Parties will be promptly presented to the Chief Executive Officer of Novan and the Chief Executive Officer of Ligand, or their respective designees, for resolution. Such officers, or their designees, will attempt in good faith to promptly resolve such dispute. Notwithstanding the foregoing, either Party may seek equitable or interim relief or provisional remedy in any court of competent jurisdiction to enforce its rights under this Agreement, including without limitation injunctive relief and specific performance, without having to prove actual damages or post a bond. If the Chief Executive Officers of the Parties, or their respective designees, are unable to resolve a given dispute within [***] of the matter being referred to them, either Party may have the dispute adjudicated in accordance with Section 10.2.
10.2    Applicable Law and Venue. This Agreement will be governed by, enforced, and will be construed in accordance with the laws of the State of New York, United States of America without regard to any Applicable Law, rule, or principle that would result in the application of the laws of any other jurisdiction. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any New York State or federal court sitting in the Southern District of New York, and each Party hereby irrevocably consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

ARTICLE 11
MISCELLANEOUS
11.1    Assignment.
11.1.1    Novan shall not enter into an agreement after the date hereof (i) with respect to a Change of Control of Novan or (ii) whereby Novan directly or indirectly sells, licenses, conveys, assigns or otherwise transfers all or any significant portion of its Regulatory Filings, Know-How, Patent Rights or other intellectual property rights or interests in and to any Product to a Third Party unless, in each case, such Third Party that succeeds to the rights of Novan to develop such Product assumes the obligations of Novan contained in this Agreement with respect to the development of such Product (including, without limitation, the obligations set forth in Sections 2.2 and 2.3 of this Agreement and the obligation to pay to Ligand the Milestone Payments and Royalties) and Novan assigns all of the applicable Novan Patents and Regulatory Filings to such Third Party; provided that this Section 11.1.1 will not restrict Novan’s right to perform its activities under this Agreement through Licensees in accordance with Section 2.4.
11.1.2    This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a Change of Control, subject in each case to Section 11.1.1 and the assignee or successor-in-interest agreeing to be bound by the terms of this Agreement. Any purported assignment in violation of this Section 11.1 will be void. Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.
11.2    Severability. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
11.3    Notices. Any notice or other communication to a Party pursuant to this Agreement will be sufficiently made or given on the date it was sent; provided that such notice or other communication is sent by first class certified or registered mail, postage prepaid, or is sent by next day express delivery service, addressed to it at its address in this Section 11.3, below, or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

If to Ligand:
Ligand Pharmaceuticals, Inc.
3911 Sorrento Valley Boulevard, Suite 110
San Diego, California 92121, U.S.A.
Attention: Chief Financial Officer

    With copies to (which alone will not constitute notice):

Ligand Pharmaceuticals, Inc.
3911 Sorrento Valley Boulevard, Suite 110
San Diego, California 92121, U.S.A.
Attention: General Counsel
and
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attention: Matthew Bush

    If to Novan, to:

        Novan, Inc.
        4105 Hopson Road
        Morrisville, NC 27560, U.S.A.
        Attn: Chief Executive Officer

With copies to (which alone will not constitute notice):

        Smith, Anderson, Blount,
        Dorsett, Mitchell & Jernigan, LLP
        Wells Fargo Capitol Center
        150 Fayetteville Street, Suite 2300
        Raleigh, NC 27601, U.S.A.
        Attn: Gerald F. Roach, Esq.

11.4    Expenses. Except as expressly set forth in this Agreement or as may be specifically agreed to in writing by Novan and Ligand, each Party will be responsible for all costs and expenses it incurs in connection with this Agreement.
11.5    Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

11.6    Waiver. The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.
11.7    Counterparts; Electronic Delivery. This Agreement and any amendment may be executed in one or more counterparts (including without limitation by way of PDF or electronic transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument. When executed by the Parties, this Agreement will constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, PDF signatures will be treated as original signatures.
11.8    Use of Names. Neither Party will, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an Affiliate of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 5.
11.9    Independent Contractors. Nothing contained in this Agreement will be deemed to constitute a joint venture, partnership, or employer-employee relationship between Ligand and Novan, or to constitute one as the agent of the other. Neither Party will be entitled to any benefits applicable to employees of the other Party. Both Parties will act solely as independent contractors, and nothing in this Agreement will be construed to make one Party an agent, employee, or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.
11.10    Entire Agreement. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous proposals, oral or written, confidentiality agreements, and all other communications between the Parties with respect to such subject matter, including without limitation the Prior CDA.
11.11    Modifications. The terms and conditions of this Agreement may not be amended or modified, except in writing signed by both Parties.
11.12    Exports. The Parties acknowledge that the export of technical data, materials, or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Novan and Ligand agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this Agreement in violation of any applicable export control laws.
11.13    Further Assurances. Each Party agrees to do and perform all such further reasonable acts and things and will execute and deliver such other agreements, certificates, instruments, and documents necessary to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect, or otherwise confirm the other Party’s rights hereunder.

Novan shall make available to Ligand such information as Ligand may, from time to time, reasonably request with respect to the right to receive payments under this Agreement.
11.14    Interpretation.
11.14.1    This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement.
11.14.2    Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including without limitation the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
11.14.3    The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “any” will mean “any and all” unless otherwise clearly indicated by context.
11.14.4    Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Appendices of this Agreement.
11.14.5    References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.
11.15     Force Majeure Event. Except for the payment of money, neither Party will be in breach or default, nor will either Party be liable or responsible to the other Party for losses or damages, nor will either Party have the right to terminate this Agreement, for any breach, default or delay by the other Party that is attributable to an event beyond their reasonable control, including without limitation acts of God, acts of government (including without limitation injunctions), fire, flood, earthquake, strike, lockout, labor dispute, breakdown of plant, shortage of equipment or supplies, loss or unavailability of manufacturing facilities or materials, casualty or accident, stoppage or interruption of transportation or utilities, civil commotion, acts of public enemies, acts of terrorism or threat of terrorist acts, blockage or embargo and the like (each, a “Force Majeure Event”); provided, however, that such Party will use reasonable efforts to avoid and/or minimize the impact of such occurrence, and give prompt written notice of any Force Majeure Event to the other Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officer to execute and deliver this Agreement as of the Effective Date.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Charles Berkman

Name:	Charles Berkman

Title:	SVP, GC & Secretary

NOVAN, INC.

By:	/s/ G. Kelly Martin

Name:	G. Kelly Martin

Title:	CEO

[SIGNATURE PAGE TO DEVELOPMENT FUNDING AND ROYALTIES AGREEMENT]

Appendix A

Development Plan

[***]

Appendix B

Development Budget

[***]